Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2013

Company Announces Special Cash Dividend and Accelerates
Payment of Quarterly Cash Dividend

HIGH POINT, N.C. (November 27, 2012) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the second quarter and six months ended October 28, 2012.

Fiscal 2013 Second Quarter Highlights:

■	Net sales were $65.6 million, up 13.0 percent, with mattress fabric sales up 12.6 percent and upholstery fabric sales up 13.6 percent, as compared with the same quarter last year.

■	Pre-tax income was $4.5 million, up from $2.9 million in the second quarter of fiscal 2012.

■
Adjusted net income (non-GAAP) was $3.9 million, or $0.31 per diluted share, for the current quarter, compared with $2.3 million, or $0.18 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 7).

■
Net income (GAAP) was $8.3 million, or $0.67 per diluted share, compared with net income of $6.3 million, or $0.49 per diluted share, in the prior year period.  Net income for the second quarter of fiscal 2013 included an income tax benefit of $3.7 million, while net income for the second quarter of fiscal 2012 included an income tax benefit of $3.4 million.

■
The company’s financial position remained strong with a total cash position of $28.7 million and total debt of $7.7 million as of October 28, 2012, even after spending $4.6 million on stock repurchases and making a $2.6 million principal and interest payment during the quarter.

■	The company repurchased 455,299 shares during the quarter for a total of $4.6 million.

■
The company announced today the payment of a special cash dividend of $0.50 per share, and the acceleration of payment of the scheduled January 2013 quarterly cash dividend of $0.03 per share, both payable in December 2012.

Fiscal 2013 Year to Date Highlights

■
Year to date sales were $134.7 million, up 13.9 percent from the same period a year ago, with mattress fabrics segment sales up 15.2 percent and upholstery fabrics segment sales up 12.2 percent over the same period a year ago.

■	Year to date pre-tax income was $9.9 million, up from $5.8 million for the same period last year.

■	Year to date adjusted net income (non-GAAP) was $8.4 million, or $0.67 per diluted share, compared with $4.8 million, or $0.37 per diluted share, for the prior year period.

■
Net income (GAAP) was $11.8 million, or $0.94 per diluted share, compared with net income of $8.1 million, or $0.62 per diluted share, for the same period a year ago. Year to date net income included a $1.9 million income tax benefit, while net income for the previous year included a $2.2 million income tax benefit.

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CFI Announces Results for Second Quarter Fiscal 2013

November 27, 2012

■	Return on capital was 29 percent, up from 19 percent for the same period a year ago.

■	Cash flow from operations was $7.7 million, up from $2.6 million for the same period a year ago.

■	As of October 28, 2012, the company has repurchased 1,127,054 shares, or 8.5 percent of its outstanding shares, since June 2011, for a total of $10.4 million at an average price of $9.23 per share.

■
The projection for third quarter fiscal 2013 is for overall sales to be 4 to 9 percent higher as compared to the previous year’s third quarter.   Pre-tax income for the third quarter of fiscal 2013 is expected to be in the range of $4.0 million to $4.5 million.  Pre-tax income for the third quarter of fiscal 2012 was $2.9 million.

Overview

For the second quarter ended October 28, 2012, net sales were $65.6 million, a 13.0 percent increase compared with $58.0 million a year ago.  The company reported net income of $8.3 million, or $0.67 per diluted share, for the second quarter of fiscal 2013, compared with net income of $6.3 million, or $0.49 per diluted share, for the second quarter of fiscal 2012.  Net income for the second quarter of 2013 included an income tax benefit of $3.7 million, while net income for the previous year period included an income tax benefit of $3.4 million.  The income tax benefit for the second quarter of fiscal 2013 includes a benefit of $5.6 million, of which $12.2 million was for the non-cash reversal of primarily all of the remaining valuation allowance associated with the company’s net deferred tax assets in the U.S., partially offset by a non-cash income tax charge of $6.6 million associated with the sourced earnings from the company’s subsidiaries in Canada and China.  The income tax benefit for the second quarter of fiscal 2012 included a $4.4 million non-cash reversal of a portion of a valuation allowance against net deferred tax assets in the U. S.

Given the volatility in the income tax area during fiscal 2013 and previous years, the company is reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and reconciliation to net income is set forth on page 7).  The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a number of years, due to approximately $60 million in U.S. net operating loss carryforwards as of the beginning of this fiscal year.  For the second quarter of fiscal 2013, adjusted net income was $3.9 million, or $0.31 per diluted share, compared with $2.3 million, or $0.18 per diluted share, for the second quarter fiscal 2012.  On a pre-tax basis, the company reported income of $4.5 million compared with pre-tax income of $2.9 million for the second quarter of fiscal 2012.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “We are pleased with our results for the second quarter, which built upon the sales momentum and product successes that we experienced during the first quarter.  Demand trends have been reasonably solid in both businesses and we are encouraged by the continued favorable customer response to our exciting designs and wide range of innovative products.  We have continued to leverage our efficient global manufacturing platform to create the right product mix that meets the changing style demands of our customers.  Importantly, we have also maintained a solid financial position to support our growth and generate value for our shareholders with cash dividends and share repurchases.”

Mattress Fabrics Segment

Mattress fabric sales for the second quarter were $39.7 million, up 12.6 percent compared with $35.2 million for the second quarter of fiscal 2012.

“We are pleased to report another strong performance in our mattress fabrics business,” said Iv Culp, president of Culp’s mattress fabrics division.  “The overall sales growth in the second quarter reflects solid gains in all major product categories.  We have continued to capitalize on the growing consumer demand for better bedding products, and therefore, a higher quality mattress fabric.  The mattress industry is continuing to evolve into a more decorative business, and many of our customers are upgrading their fabric choices to achieve a more fashionable look.  Culp is well positioned to meet this demand with an extensive manufacturing platform and flexible capacity that allows for production of value products as well as a higher-end product mix.  Additionally, we have the unique ability to leverage Culp’s outstanding design capabilities and expertise in the upholstery fabric business to enhance our product offering, as more upholstery type fabrics are being used in bedding products.

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CFI Announces Results for Second Quarter Fiscal 2013

November 27, 2012

“Our improved operating results reflect our ongoing focus to create great products and maximize the efficiencies and flexibility of our manufacturing platform.  We have worked diligently to take advantage of the newest technologies available and have continued to modernize our equipment.

 “We are pleased with the progress we are making at Culp-Lava to design, produce and market mattress covers,” added Culp.  “This new operation further enhances our strategy to leverage our design and manufacturing capabilities and produce a diverse product line that keeps pace with changing industry demand trends.

“We have established Culp-Lava’s new manufacturing facility in Stokesdale, North Carolina, directly adjacent to Culp’s mattress fabric headquarters.  During the second quarter, we completed most of the initial equipment installation and conducted training for the start-up associates in this location.  We commenced production in November, and we expect to gradually develop this operation over the next two quarters.  We are excited about the future growth opportunities ahead as we work to develop this new product category and enhance our leadership position in the bedding industry,” Culp concluded.

Upholstery Fabrics Segment

Sales for this segment were $25.9 million for the second quarter, a 13.6 percent improvement compared with sales of $22.8 million in the second quarter of fiscal 2012.  Sales of China produced fabrics were $22.6 million in the second quarter of fiscal 2013, up 13.7 percent over the prior year period, while sales of U.S. produced fabrics were $3.2 million, up 12.4 percent from the second quarter of fiscal 2012.

“We are pleased with the growth in sales in our upholstery fabrics business during the second quarter of fiscal 2013,” noted Saxon.   The higher sales primarily reflect positive customer response to our creative designs and new product introductions.

“China produced fabrics continued to drive our growth and accounted for 88 percent of Culp’s upholstery fabrics sales during the quarter.  Our design capabilities and capacity to offer innovative products at excellent values has been an important advantage for Culp in expanding sales in a global marketplace.  We continue to be encouraged by the increasing level of fabric placements with key customers.

“Our U.S. operation has continued to gain traction with improved sales and profitability compared with this time last year,” added Saxon.  “We are pleased with the demand trends for both velvets and woven textured fabrics.  We have a flexible and scalable manufacturing capacity designed to meet the changing demands of our customers, and we continue to create innovative products from this platform.  We have also benefitted from more stable raw material costs during the second quarter as compared with previous quarters.”

Saxon continued, “We also remain focused on developing new growth opportunities through Culp Europe. In spite of the current challenges, we believe Culp Europe will play an important role in our global sales efforts as market conditions improve.”

Balance Sheet

“We have continued to maintain a strong financial position, even as we returned significant cash to shareholders and reduced our debt during the quarter,” added Saxon.  “As of October 28, 2012, we reported $28.7 million in cash and cash equivalents and short-term investments, which was up $1.6 million from the level at the end of the first quarter, after spending approximately $4.6 million for share repurchases and making a scheduled debt payment of $2.6 million during the quarter.  Additionally, the company paid a $0.03 per share dividend on October 15, 2012.  Total debt at the end of the second quarter was $7.7 million, which includes long-term debt plus current maturities of long-term debt and our line of credit.”

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CFI Announces Results for Second Quarter Fiscal 2013

November 27, 2012

Special Dividend Payments

The company also announced that its Board of Directors has approved the payment of a special cash dividend of $0.50 per share prior to the end of calendar 2012.  In addition, the Board has approved the acceleration of payment of the company’s scheduled January 2013 quarterly cash dividend of $0.03 per share.  Both of these payments will be made on December 28, 2012, to shareholders of record as of December 19, 2012.

Saxon noted, “The Board’s decision to approve these dividend payments reflects Culp’s solid operating performance, our strong financial position, and our confidence in the future.  We are pleased to provide additional and timely opportunities to reward our shareholders.  We will continue to maintain a strong cash position that supports our business and provides the flexibility to pursue our growth strategy.”

Outlook

Commenting on the outlook for the third quarter of fiscal 2013, Saxon remarked, “We expect overall sales to be 4 to 9 percent higher as compared to the third quarter of last year.

“We expect sales in our mattress fabrics segment to be 3 to 7 percent higher compared to the same period a year ago.  Operating income and margins in this segment are expected to be higher than the same period a year ago.

“In our upholstery fabrics segment, we expect sales to be 7 to 11 percent higher than the previous year’s third quarter results. We believe the upholstery fabric segment’s operating income and margins will be significantly higher than the same quarter of last year.

“Considering these factors, the company expects to report pre-tax income for the third fiscal quarter of 2013 in the range of $4.0 million to $4.5 million.  Pre-tax income for last year’s third quarter was $2.9 million.”

In closing, Saxon remarked, “Our success to date in fiscal 2013 reflects our ability to execute our strategy in a dynamic marketplace and uncertain global economy.  Our outstanding design capabilities and strong value proposition are distinct competitive advantages for Culp in both of our businesses.  We have the unique ability to leverage our scalable and global manufacturing platforms and offer the innovative fabrics that meet the changing demands of our customers.  Importantly, we also have the financial strength and depth of management to support our growth initiatives and enhance our competitive position, as well as return significant funds to shareholders.

“The depressed conditions that have prevailed in the U.S. housing industry for the last few years are improving.  In spite of this weakness, Culp has performed well during this period.   We are excited about the opportunities ahead for Culp and believe we are well positioned to capitalize on an improving economy, as both the housing market and consumer confidence strengthen.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Poland.

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CFI Announces Results for Second Quarter Fiscal 2013

November 27, 2012

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward-looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, gross profit margins, operating income, SG&A or other expenses, earnings, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, are included in Item 1A “Risk Factors” section in our Form 10-K filed with the Securities and Exchange Commission on July 12, 2012, for the fiscal year ended April 29, 2012.

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CFI Announces Results for Second Quarter Fiscal 2013

November 27, 2012

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Six Months Ended
	October 28,	October 30,	October 28,	October 30,
	2012	2011	2012	2011

Net sales	$65,560,000	$58,013,000	$134,744,000	$118,283,000
Income before income taxes	$4,532,000	$2,863,000	$9,903,000	$5,827,000
Net income	$8,268,000	$6,252,000	$11,792,000	$8,071,000
Net income per share:
Basic	$0.68	$0.49	$0.95	$0.63
Diluted	$0.67	$0.49	$0.94	$0.62

Adjusted net income	$3,852,000	$2,348,000	$8,418,000	$4,778,000
Adjusted net income per share
Basic	$0.32	$0.18	$0.68	$0.37
Diluted	$0.31	$0.18	$0.67	$0.37

Average shares outstanding:
Basic	12,191,000	12,733,000	12,371,000	12,898,000
Diluted	12,348,000	12,871,000	12,541,000	13,025,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Six Months Ended
	October 28,	October 30,	October 28,	October 30,
	2012	2011	2012	2011

Income before income taxes	$4,532,000	$2,863,000	$9,903,000	$5,827,000
Adjusted income taxes (2)	$680,000	$515,000	$1,485,000	$1,049,000
Adjusted net income	$3,852,000	$2,348,000	$8,418,000	$4,778,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $59.9 million in net operating loss carryforwards.  Adjusted net income is calculated using only income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 15.0% for fiscal 2013 and 18.0% for fiscal 2012.

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CFI Announces Results for Second Quarter Fiscal 2013

November 27, 2012

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Six Months Ended October 28, 2012, and October 30, 2011
(Unaudited)
(Amounts in Thousands)

		SIX MONTHS ENDED

		Amounts
		October 28,	October 30,
		2012	2011

Consolidated Effective GAAP Income Tax Rate	(1)	(19.1)%	(38.5)%

Reduction of U.S. Valuation Allowance		123.0%	74.9%

Undistributed earnings from foreign subsidiaries		(66.5)%	-

Non-Cash U.S. Income Tax Expense		(20.4)%	(17.3)%

Non-Cash Foreign Income Tax Expense		(2.0)%	(1.1)%

Consolidated Adjusted Effective Income Tax Rate	(2)	15.0%	18.0%

	THREE MONTHS ENDED
	As reported		October 28, 2012	As reported		October 30, 2011
	October 28,		Proforma Net	October 30,		Proforma Net
	2012	Adjustments	of Adjustments	2011	Adjustments	of Adjustments

Income before income taxes	$4,532	$-	$4,532	$2,863		$2,863

Income taxes (3)	(3,736)	$4,416	680	(3,389)	$3,904	515
Net income	$8,268	$(4,416)	$3,852	$6,252	$(3,904)	$2,348

Net income per share-basic	$0.68	$0.36	$0.32	$0.49	$0.31	$0.18
Net income per share-diluted	$0.67	$0.36	$0.31	$0.49	$0.30	$0.18
Average shares outstanding-basic	12,191	12,191	12,191	12,733	12,733	12,733
Average shares outstanding-diluted	12,348	12,348	12,348	12,871	12,871	12,871

	SIX MONTHS ENDED
	As reported		October 28, 2012	As reported		October 30, 2011
	October 28,		Proforma Net	October 30,		Proforma Net
	2012	Adjustments	of Adjustments	2011	Adjustments	of Adjustments

Income before income taxes	$9,903	$-	$9,903	$5,827	$-	$5,827

Income taxes (3)	(1,889)	$3,374	1,485	(2,244)	$3,293	1,049
Net income	$11,792	$(3,374)	$8,418	$8,071	$(3,293)	$4,778

Net income per share-basic	$0.95	$0.27	$0.68	$0.63	$0.26	$0.37
Net income per share-diluted	$0.94	$0.27	$0.67	$0.62	$0.25	$0.37
Average shares outstanding-basic	12,371	12,371	12,371	12,898	12,898	12,898
Average shares outstanding-diluted	12,541	12,541	12,541	13,025	13,025	13,025

(1) Calculated by dividing consolidated income benefit expense by consolidated income before income taxes.

(2) Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3) Proforma taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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